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EXHIBIT 99a
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TRANSCRIPT OF ANNUAL MEETING ADDRESS -- ANNUAL SHAREHOLDER MEETING, APRIL 26,
2002

Joseph H. Netherland, Chairman, President and Chief Executive Officer, FMC Technologies, Inc.

     I am pleased to report on a successful inaugural year for FMC Technologies. As you know, our company was created when FMC Corporation spun off its machinery businesses in the second quarter of 2001. Our initial public offering first traded on the New York Stock Exchange, under the ticker symbol "FTI," on June 14th last year. Then, on December 31st, 54 million - or 83 percent - of the FMC Technologies common shares held by FMC Corporation were distributed to FMC's shareholders by means of a tax free dividend. So, FMC Technologies began 2002 as a totally separate, independent company.

     Somewhat ironically, while we are a new company, we have an important history. As the video showed, FMC began as a specialized machinery company solving customers' problems in the orchards of California. Since that time, our company has demonstrated a tradition of growth, development of innovative technologies and providing customer solutions - for over 100 years.


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     Some of our most impressive growth has taken place since the mid-1980s. At that time, FMC Corporation began its greatest investments - through a program of strategic acquisitions and internal growth - in the businesses that now make up FMC Technologies. As a consequence, our businesses have attained over a four-fold growth in sales over the past 15 years. And today, we are a company with approximately $2 billion in sales and a backlog of unfilled orders exceeding $1 billion.

     Today, FMC Technologies is a leader in supplying solutions to the growing subsea energy market. Our other businesses also are well positioned as market leaders in the industries they serve. We have a strong management team, talented and experienced employees and an exceptionally qualified Board of Directors. These attributes served us well in our first year as a public company and will be great assets going forward.

     Now, I would like to take a few minutes to review our results last year. Overall, 2001 was a good year, characterized by:

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     o    Strong subsea orders in all producing basins (the North Sea, offshore
          Brazil, Gulf of Mexico and offshore West Africa),

     o An increased focus in FoodTech on improving the cost structure and providing complete customer solutions, and

     o A bright spot in the difficult Airport Systems market provided by the Halvorsen Loader program for the U.S. Air Force.

     FMC Energy Systems is our largest and core business, generating almost 60 percent of the Company's revenues. This business includes two segments - Energy Production Systems and Energy Processing Systems. Briefly, Energy Production Systems provides wellhead and related systems for subsea, offshore platform and floating production, as well as land-based oil and gas production. Energy Processing Systems provides high pressure valves and fittings for oilfield service customers, as well as liquid and gas measurement and transportation equipment and systems for various applications.

     Our Energy Systems business, which is driven by large developments of offshore oil and gas fields, is based


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on our leading technology in subsea completion systems. Because of this, we have more alliances than any of our competitors. Our alliances include major producers such as BP, Shell, Norsk Hydro, Statoil, Agip and others. A major highlight in 2001 was the five-year frame agreement we signed to be the exclusive supplier to BP of subsea systems for their deepwater developments in the Gulf of Mexico. These are some of the largest U.S. offshore developments and will see FMC Technologies equipment operating in water depths over 7,500 feet, temperatures of 350 degrees Fahrenheit and pressures up to 15,000 psi.
Subsea sales and inbound orders were strong globally last year, including sales to and inbound orders from Shell, Kerr McGee and BP in the Gulf of Mexico; TotalFinaElf and Exxon Mobil offshore West Africa; Statoil and Norsk Hydro in the North Sea; and Petrobras in Latin America. Inbound orders also were substantial for floating production systems, including orders from Exxon Mobil, Enterprise Oil and Petrobras.

     Energy Systems' backlog grew from $425 million at the beginning of 2001 to $676 million at the end of the


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year. This was a 59 percent increase. This backlog level should drive increased subsea sales in 2002 and beyond.

     Now turning to our food processing solutions business. FMC FoodTech is the number one supplier of food processing equipment in North America and one of the top 10 worldwide. This business is characterized by industry-leading positions in freezing, sterilizing, citrus extractors and breading and cooking systems. We have strong customer relationships with large, multinational food companies such as Heinz, Nestle, Tyson and Unilever.

     FMC FoodTech's sales and profits decreased in 2001, due to global economic weakness and the food industry's lower capital expenditures. In response to these declines, we have lowered our cost structures. As the economy rebounds, our streamlined structure should enable us to benefit from increased efficiencies, leading to improved margins for this business.

     Our other non-energy business, FMC Airport Systems, experienced special challenges last year, but performed well nevertheless. Airport Systems'


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sales and earnings increased in 2001 compared to 2000. The increases were primarily due to increased Halvorsen loader sales and greater volumes and margins for ground support equipment.

     This progress could have been greater but the events of September 11th had a severe effect on our Airport Systems' business . . . and will continue to impact us in 2002. Several U.S. airlines reduced service by almost 20 percent, and passenger airlines froze capital spending and delayed shipments of our loaders, deicers and push-back tractors. In response, we cancelled orders with vendors, froze capital spending and made significant personnel reductions.

     Airport Systems did, however, benefit from our alliance with Federal Express, a strong position with UPS, and a ramp-up of Halvorsen loader orders for the U.S. Air Force. We now expect to produce over 100 Halvorsen loaders for the Air Force in 2002 - that compares with 19 delivered last year. But these pluses will not offset the negatives. We expect 2002 Airport Systems sales to be lower than 2001.

     All in all, our inaugural year was strong. In spite


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of substantial challenges for our FoodTech and Airport Systems businesses, FMC
Technologies achieved sequential growth in income per share (before one-time charges) in each quarter of 2001. Our employees kept the Company's business performance solid despite the distractions of our corporate reorganization. Their skill and teamwork produced successes such as the BP award, the start-up of the Halvorsen Loader program, and a renewed focus on providing integrated solutions in our food business.

     This year, of course, will be our first as a totally independent company. We're facing the future buoyed by a number of strengths. Among them are:

     o    A tradition of more than 100 years of providing customer solutions,

     o Leading businesses in each of our business segments: Energy, Food and Air Transportation,

     o    Strong industry positions,

     o    A great team of employees,

     o    The same management team that built our


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          businesses,

     o All the above with a solid focus on execution and performance throughout each of our business units.

     The strong backlog we have built requires our focus to be on execution. Price increases will be difficult to implement, so we are focusing on volume growth and cost reduction to improve the Company's profits in 2002.

     Finally, I'd like to make some comments about our safety performance. We take our responsibility to provide a safe workplace for our employees very seriously. Our safety performance took a slight dip last year from a total recordable incident rate of 1.24 in 2000 to 1.45 in 2001 (incidents per 100 full time employees). We believe we have strong safety systems in place at all of our facilities and are committed to continuous improvement. Through the first quarter, our efforts have shown results with a recordable rate back down to 1.19.

     The outlook for FMC Technologies is good. Our future success depends on the same thing that made


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us successful in the past: a great group of employees providing the best solutions for our customers.

     Thank you for attending our first Annual Meeting of Stockholders. And thank you for investing in FMC Technologies.

     Now, I'd like to turn the podium over to Bill Schumann, for a more detailed review of our financial results . . . Bill.


[Presentation by William H. Schumann, III, Executive Vice President and Chief Financial Officer, FMC Technologies, Inc.]


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